Exhibit 10.1

December 14, 2006

William G. Langley
Pacific Ethanol, Inc.
5711 N. West Avenue
Fresno, CA 93711

Dear Bill:

This letter sets forth the terms and conditions of the separation and consulting agreement (the “Agreement”) between Pacific Ethanol, Inc. (the “Company”) and you for your transition to retirement.

1. Separation Date. Your retirement date and last day of employment shall be December 15, 2006 (the “Separation Date”).

2. Accrued Salary and Vacation Pay. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation (if any) earned by you through the Separation Date, less standard payroll deductions and withholdings. You are entitled to these payments by law.

3. Consulting Relationship. As part of this Agreement, the Company will engage you as a consultant, and you hereby agree to be engaged as a consultant, under the following terms.

(a) Consulting Period. The consulting relationship shall commence on the first day following the Separation Date and continue until August 15, 2007 (the “Consulting Period”).

(b) Consulting Services. You agree that during the Consulting Period, upon the Company’s reasonable request, you will provide consulting services in any area of your experience or expertise, including but not limited to: (i) assisting in the preparation and filing of the Company’s Annual Report on Form 10-K with the SEC; (ii) assisting in the remediation of any material weaknesses noted in the Company’s financial statements and SEC filings; and (iii) providing information about, and assistance on, any and all Company matters or projects with which you were involved, for which you were responsible, or about which you have knowledge (the “Consulting Duties”). You agree to provide such Consulting Duties for up to eighty (80) hours per month for the first three months of the Consulting Period and up to forty (40) hours per month for the remainder of the Consulting Period. You shall exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Duties. During the Consulting Period, you shall be free to pursue employment or consulting with any third party who, to the best of your knowledge, is not competing with, or preparing to compete with, the Company. The Company shall not require you to perform the Consulting Duties in a manner that would unreasonably interfere with your performance of other professional, consulting or employment duties that you may be required to perform.

(c) Consulting Compensation.

(i) Consulting Fees. During the Consulting Period, the Company will pay you consulting fees (the “Consulting Fees”) in equal monthly payments of fifteen thousand dollars ($15,000.00), beginning with the first payroll date after the Effective Date of this Agreement (as defined in Section 12 herein) and continuing on a monthly basis through the end of the Consulting Period.

(ii) Health Insurance Reimbursement. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, if you wish, you may be able to convert to an individual policy through the provider of the Company’s health insurance. You will be provided with a separate notice describing your rights and obligations under the applicable state and/or federal insurance laws. If you enter into this Agreement and allow it to become effective, and you timely elect such continued group health insurance coverage, the Company will reimburse your health insurance premiums sufficient to continue your group health insurance coverage at the same level in effect as of the Separation Date (including dependent coverage, if any) through the end of the Consulting Period, unless and until you become eligible for other health coverage with another employer which provides coverage for you and your family (the “Health Insurance Reimbursement”). You agree to notify the Company in writing immediately upon commencing other employment that provides health insurance benefits.

(iii) Stock Options. You previously were granted an option to purchase up to 425,000 shares of the Company’s common stock pursuant to the terms of the Company’s 2004 Stock Option Plan (the “Plan”) and your governing stock option agreement (the “Stock Option Agreement”). As of your Separation Date, 170,000 of these options have vested and you may exercise these vested options (to the extent not already exercised) as set forth in the Plan and the Stock Option Agreement. The remaining 255,000 unvested options shall cease vesting as of the Separation Date; provided, however, that:

(1) If you enter into this Agreement and allow it to become effective, then the Company will accelerate vesting of 42,500 options such that these options shall be fully vested and exercisable as of the Effective Date of this Agreement; and

(2) If you enter into this Agreement and allow it to become effective, and if you fully comply with all of your obligations under this Agreement during the Consulting Period (including without limitation your obligation to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Duties as set forth in Section 3(b); your obligations to refrain from competing with the Company during the Consulting Period as set forth in Section 3(b); your proprietary information obligations as set forth in Section 7; and your nondisparagement obligations as set forth in Section 8), then the Company will accelerate vesting of an additional 42,500 options such that these options shall be fully vested and exercisable as of the last date of the Consulting Period (collectively, the “Accelerated Vesting”).

The 170,000 options that have vested as of your Separation Date, together with the options that may vest in accordance with clause (1) above, shall be exercisable from the date of vesting through the end of the three-month period initiated by the termination of your employment, as provide in Section 8.1 of the Stock Option Agreement (the “Exercise Termination Date”); provided, however, that if the Exercise Termination Date would otherwise fall on a date when you would be prohibited from trading in the Company’s stock pursuant to the Company’s Insider Trading And Other Prohibited Trading Activities Policy, then the Exercise Termination Date will be extended to the date which is three business days after you are again permitted to trade in the Company’s stock. The options that may vest in accordance with clause (2) above shall be exercisable from the date of vesting through December 31, 2007. Except as modified in this Section 3(c)(iii), your options shall continue to be governed by the terms of the Plan and the Stock Option Agreement.

(d) Independent Contractor. You acknowledge and agree that during the Consulting Period you will be and act as an independent contractor of the Company and not an employee. You further acknowledge and agree that, during the Consulting Period, other than as expressly provided herein, you will not be entitled to any of the benefits that the Company may make available to its employees, such as group insurance, workers’ compensation insurance coverage, profit sharing or retirement benefits.

(e) Taxes and Withholding. You are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. You are solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. The Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will regularly report amounts paid to you by filing Form 1099-MISC with the Internal Revenue Service as required by law. You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify and save harmless the Company from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to all compensation you receive under this Agreement, with the exception of the employer’s share of social security, if any.

(f) Protection of Information. You agree that, during the Consulting Period and thereafter, you will not, except for the purposes of performing your Consulting Duties, use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Duties.

(g) Authority During Consulting Period. After the Separation Date, you will have no authority to bind the Company to any contractual obligations, whether written, oral or implied. You agree that after the Separation Date, you will not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized to do so in writing by the Company.

4. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits relating to or arising from your employment with the Company (or the termination thereof), after the Separation Date. You acknowledge and agree that you are not and shall not be entitled to any severance compensation or benefits set forth in your Executive Employment Agreement dated August 10, 2005 (the “Employment Agreement”), including but not limited to any compensation or benefits set forth in Section 6 of the Employment Agreement.

5. Expense Reimbursement. You agree that, within thirty (30) days after the end of the Consulting Period, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the last day of the Consulting Period, if any, for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice; provided that you shall not incur reimbursable expenses during the Consulting Period without the prior written consent of the Company. During the Consulting Period, reimbursable expenses shall include (without limitation) any travel costs (including airfare and lodging costs) associated with any onsite work in Fresno, Sacramento, or any other location reasonably requested by the Company, and costs associated with the moving of your household goods from Fresno back to Portland, Oregon (up to a maximum of $5,000, which amount may be subject to payroll withholding). However, you shall not be entitled to receive any temporary living expense reimbursements after the Separation Date.

6. Return of Company Property. Except for materials which the Company authorizes you in writing to retain for purposes of performing the Consulting Duties, within ten (10) days after the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that, to the best of your knowledge, is in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information. In addition, if you have used any personal computer, server, or e-mail system to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to immediately provide the Company with a computer-useable copy of all such information, and once you have done so you agree to permanently delete and expunge all Company confidential or proprietary information and data from those systems; and you agree to provide the Company access to your system as reasonably requested to verify that the necessary copying and/or deletion is completed. Your timely return of all such Company documents and other property is a precondition to your receipt of the Consulting Fees, Health Insurance Reimbursement, Accelerated Vesting and other rights and benefits provided under this Agreement. Notwithstanding the foregoing, the Company will allow you to keep your Company-issued laptop computer provided that on both the Separation Date and the final date of the Consulting Period, you return the computer to the Company and allow the Company to remove all confidential and proprietary Company information contained on it. The Company also agrees that you may take over the contract for your Blackberry with Nextel.

7. Proprietary Information Obligations. You acknowledge that during your employment with the Company you had access to and obtained proprietary information and trade secrets of the Company. Concurrent with your signing of this Agreement, and as a condition of your receipt of the Consulting Fees and Health Insurance Reimbursement provided hereunder, you shall sign and return the Proprietary Information Agreement attached hereto as Exhibit A.

8. Nondisparagement; Public Announcement. You agree not to disparage the Company or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that you and the Company may respond accurately and fully to any inquiry or request for information if required by legal process. In addition, within four days of the Effective Date of this Agreement, the Company will publicly announce that you are retiring from the Company but will remain as a consultant to the Company for an eight-month period after your separation to assist in transitioning your duties. Finally, as part of this Agreement, the Company (through its Board Chairman) will provide you with a letter of reference.

9. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

10. Cooperation. You agree to cooperate fully with any reasonable requests by the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents that are reasonably requested (if any) and necessary to carry out the terms of this Agreement.

11. Release of Claims. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, including but not limited to the Consulting Fees, Health Insurance Reimbursement and Accelerated Vesting, you hereby generally and completely release the Company and its parent, subsidiary, and affiliated entities (along with their predecessors and successors) and their directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company, with the exception of the Accelerated Vesting to the extent that such vesting may be claimed to be covered by this release; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Family Rights Act, the California Labor Code (as amended), and the California Fair Employment and Housing Act. Notwithstanding anything in this paragraph, you are not hereby releasing the Company from any obligation it may otherwise have to indemnify you for your acts within the course and scope of your employment with the Company (including without limitation the Company’s obligation to indemnify you pursuant to the terms of that certain Indemnification Agreement between you and the Company dated as of April 13, 2005), nor from any obligations undertaken by the Company in this Agreement. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

12. ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days within which to consider this Agreement (although you may choose voluntarily to sign this Agreement earlier); (d) you have seven (7) days following the date that you sign this Agreement to revoke this Agreement (in a written revocation received by the Company’s Chief Executive Officer); and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company (the “Effective Date”).

13. Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

14. Representations. You hereby represent that, except for the payments required by this Agreement, you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

15. Dispute Resolution. Your compliance with your obligations under this Agreement will be monitored by either the Audit Committee of the Company’s Board of Directors or by the full Board of Directors. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Francisco, California, under JAMS’ then-applicable arbitration rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear the JAMS arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

16. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including but not limited to any promises set forth in the Employment Agreement). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to part of one original, and facsimile signatures shall be equivalent to original signatures.

Sincerely,

Pacific Ethanol, Inc.

By: /S/ BILL JONES
 Bill Jones
 Chairman of Board of Directors

Understood and Agreed:

/S/ WILLIAM G. LANGLEY
  William G. Langley

Date: 14 December 2006

Exhibit A -Proprietary Information and Inventions Agreement

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my continued consultancy by Pacific Ethanol, Inc. (“Company”) as a consultant, and the compensation paid to me now and during my consultancy with the Company, I agree to the terms of this Agreement as follows:

1.	Confidential Information Protections.

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my consultancy, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the General Counsel (the “GC”) of Company. I will obtain the GC’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my consultancy, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my consultancy by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my consultancy by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my consultancy by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.	Inventions.

2.1 Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

2.2 Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my consultancy by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my consultancy with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

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2.3 Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.” Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my consultancy by Company.

2.4 Obligation to Keep Company Informed. During the period of my consultancy and for one (1) year after my consultancy ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5 Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.6 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my consultancy, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.7 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my consultancy by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4. Additional Activities. I agree that (a) during the term of my consultancy by Company, I will not, without Company’s express written consent, engage in any consultancy or business activity that is competitive with, or would otherwise conflict with my consultancy by, Company, and (b) for the period of my consultancy by Company and for one (l) year thereafter, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5. Return Of Company Property. Upon termination of my consultancy or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my consultancy or promptly after termination of my consultancy, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6. Notification Of New Employer. I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7.	General Provisions.

7.1 Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

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7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3 Survival. This Agreement shall survive the termination of my consultancy and the assignment of this Agreement by Company to any successor or other assignee and be binding upon my heirs and legal representatives.

7.4 Consultancy. I agree and understand that nothing in this Agreement shall give me any right to continued consultancy by Company, and it will not interfere in any way with my right or Company’s right to terminate my consultancy at any time, with or without cause and with or without advance notice.

7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8 Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

7.9 Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the GC of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my consultancy with Company.

CONSULTANT:

I have read, understand, and Accept this agreement and have been given the opportunity to Review it with independent legal counsel.

/S/ WILLIAM G. LANGLEY
(Signature)

By: William G. Langley

Title: _____________________________________________

Date: 14 December 2006

Address: __________________________________________

PACIFIC ETHANOL, INC: Accepted and agreed: /S/ BILL JONES (Signature) By: Bill Jones Title: Chairman Date: 14 December 2006 Address: 5711 N. West Avenue, Fresno, CA 93711

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EXHIBIT A

INVENTIONS

1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Section 2.2 of the attached Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

☒	None

☐	See immediately below:

2. Limited Exclusion Notification.

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

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